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Exhibit 3.2(a)

CERTIFICATE OF INCORPORATION
OF
INOVIO ACQUISITION CORPORATION

        FIRST:    The name of the corporation is: Inovio Acquisition Corporation.

        SECOND:    The address of the corporation's registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

        THIRD:    The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

        FOURTH:    The total number of shares of stock which the corporation shall have authority to issue 1,000 shares of Common Stock of the par value of $0.001 per share.

        FIFTH:    The name and mailing address of the incorporator are: Kasey Hannah c/o Kirkpatrick & Lockhart Preston Gates Ellis LLP, 10100 Santa Monica Blvd. 7th Floor, Los Angeles, California 90067.

        SIXTH:    In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to adopt, amend or repeal the by-laws of the corporation.

        SEVENTH:    Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation. Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

        EIGHTH:    The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

        NINTH:    The corporation shall indemnify, to the fullest extent now or hereafter permitted by law, each director or officer of the corporation who was or is made a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was an authorized representative of the corporation, against all expenses (including attorneys' fees and disbursements), judgments, fines (including excise taxes and penalties) and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding.

        A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided however, that this provision shall not eliminate or limit the liability of a director to the extent that such elimination or limitation of liability is expressly prohibited by the Delaware General Corporation Law as in effect at the time of the alleged breach of duty by such director.

        Any repeal or modification of this Article by the stockholders of the corporation shall not adversely affect any right or protection existing at the time of such repeal or modification to which any person may be entitled under this Article. The rights conferred by this Article shall not be exclusive of any other right which the corporation may now or hereafter grant, or any person may have or hereafter acquire, under any statute, provision of this Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise. The rights conferred by this Article shall continue as to any person who has ceased to be a director or officer of the corporation and shall inure to the benefit of the heirs, executors and administrators of such person.

        For the purposes of this Article, the term "authorized representative" shall mean a director, officer, employee or agent of the corporation or of any subsidiary of the corporation, or a trustee, custodian, administrator, committeeman or fiduciary of any employee benefit plan established and maintained by the corporation or by any subsidiary of the corporation, or a person who is or was serving another corporation, partnership, joint venture, trust or other enterprise in any of the foregoing capacities at the request of the corporation.

        THE UNDERSIGNED, being the incorporator named above, for the purposes of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 23rd day of June 2008.

/s/ KASEY HANNAH Kasey Hannah, Incorporator

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  Exhibit 3.2(a)